ASSOCIATION AGREEMENT


Santiago, Chile on March 14, 1994 between "CENTRO DE ESTUDIOS CIENTIFICOS DE SANTIAGO" a non-profit corporation represented by its Executive Director Claudio Teitelboim Weitzmann, address in Ave. President Errazuriz NO. 3132, Las Condes, Santiago; called "CECS", and TEPUAL S.A. represented by Max Rutman Soubotnik, address in General Ekdhal 159, Santiago; called "TEPUAL"; they have agreed on the following Association Agreement.

FIRST: Two years ago the CECS began researching a system to obtain an antidote to the Red Tide toxin through an immunology test. This research has achieved the production of an antitoxin called Saxitoxina that when linked with a Bovine Seroalbumina protein enables the development of an antitoxin test system. The intellectual property of the antitoxin belongs exclusively to CECS.

SECOND: By the present agreement CECS and TEPUAL have agreed to jointly research and work on this project to obtain a system to detect the "Red Tide Toxin". Later they will develop a commercial system and bring it to the market.

THIRD: CECS will supply to this Association the antitoxin-Saxitoxina in order to develop the product, including the necessary technical and scientific assistance for the complete development of the product.

FOURTH: TEPUAL will supply its facilities, laboratory, equipment, and all necessary personnel to complete the development of the product.

FIFTH: The intellectual and commercial property of the final product will be the common property of CECS and TEPUAL at 50% each. Any intellectual or commercial rights will be registered in respect to this percentage, for any and all products, originated from this product.

SIXTH: TEPUAL has the exclusive right to the marketing of the products originated in this project.

SEVENTH: All the profit and economic benefit from the sales, royalties, technical assistance, in any way related with the products of the project will be divided 60% for TEPUAL and 40% for CECS.

EIGHTH: Both parties agree that they will seek additional funds from third parties to complete the project including "FONTC" and other corporations linked with TEPUAL's agreements related with this program. For this particular case TEPUAL will be committed to design the project for FONTC contacting with any company for the purpose of the project. The parties by common agreement can find funds for the project through different sources besides the above-mentioned source. However, it is not CECS's responsibility to

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look for financing for the project, CEC's primary responsibility is to supply the antitoxin named in the first clause and give any scientific and technical assistance to develop the project. Furthermore, it is clearly understood between the parties that any and all intellectual properties belong to them and won't be shared with any other companies even if those companies participate in any way to achieve the project's success.

NINTH: The parties agree to include US$14,000 already spent by CECS for the project as part of the funds to be raised for the present project.

TENTH: If by an circumstance the project is not successful, any and all the intellectual property regarding the antitoxin mentioned in the first clause shall remain exclusively to CECS. The last statement doesn't exclude the parties pursuing on the project jointly or separately.

ELEVENTH: This Agreement governs general and specific stipulations and agreements, in case of specific situations related with commercial production and marketing this Agreement will be implemented. By a common agreement the parties will write, sign and implement the Agreement.

TWELFTH: Any controversy or discrepancy of this Agreement will be resolved in any instance by arbitor, other methods are not acceptable. The parties designated Mr. Carlos Pena Gonzalez, and as his replacement Mr. Fernando Barros Tocornal as arbiter; in case of absence a new arbiter will be designated by the Court. The arbiter needs to be a lawyer or ex-member of the Supreme Court of Court of Appeals of Santiago.

THIRTEENTH: This Agreement recognizes Santiago as proper venue.

FOURTEENTH: Mr. Claudio Teitelboim's representation of Estudios Cientificos de Santiago is legally certified by Notarized Register document of January 2, 1992. Mr. Max Rutman Soubotnik's representation of Tepual is legally certified by Notarized Register documents of September 8, 1999.


/s/ Max Rutman Soubotnik                 /s/ Claudio Teitelboim Weitzmann
------------------------                 --------------------------------
Max Rutman Soubotnik                     Claudio Teitelboim Weitzmann
By: TEPUAL S.A.                          By: CECS



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

                        IMPLEMENTED ASSOCIATION AGREEMENT



Santiago, Chile on October 2, 1996 between "CENTRO DE ESTUDIOS CIENTIFICOS DE SANTIAGO" a non-profit corporation represented by its Executive Director Ramon Latorre De La Cruz, with address in Avenue President Errazuriz NO. 23132, Las Condes, Santiago City; called "CECS" and TEPUAL S.A. represented by Max Rutman Soubotnik with address in General Ekdahal NO. 159 called "TEPUAL". They have agreed to the Association Agreement between them dated March 14, 1994 for the research and production of a system for the detection of Red Tide Toxins.

FIRST: The parties agreed that any profit or economic benefit coming from the sales of the Red Tide Toxins detection system will be, after deducting all development costs of CECS and TEPUAL and any and all other costs that TEPUAL will have after October 2, 1996 related to the development of the project.

The costs regarding the program development are the following:

Profits = Sales Income - Development costs:

         Development cost           =       CECS Cost and TEPUAL Cost
         CECS Cost                  =       US$ 19,000
         TEPUAL Cost                =       Present Cost + Future Cost
         Present Cost               =       US$ 340,000
         Future Cost                =       All the necessary marketing
                                            expenses that TEPUAL will have after
                                            October 2, 1996 related to the
                                            program.

It is stated that TEPUAL had already spend US$ 140,000 plus US$ 200,000 as alternate capital expended by TEPUAL for the present project.

The future cost is related to all the necessary expenses to be spent in the development of a marketing program for the project, which will be approved by both parties. The revenue generated by the marketing of the system should first cover all the above-mentioned costs. Secondly, they agreed to divide the profit according to the percentages of the Seventh clause, meaning 60% for TEPUAL and 40% for CECS.

As an example we include a table with projections of potential program profit.

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

                                     EXAMPLE

(Assumed)  Sales Income          500       100     1500       2000     2500      3000     3500     4000
(Assumed)  TEPUAL Future Cost    -50      -100     -200       -300     -300      -300     -350     -400
(Assumed)  Net Income            450       700     1350       1800     2250      2700     3150     3600
(Assumed)  CECS Cost             -19       -19      -19        -19      -19       -19      -19      -19
(Assumed)  TEPUAL Present Cost  -340      -340     -340       -340     -340      -340     -340     -340
(Assumed)  Profit                 91       541      991       1441     1891      2341     2791     3241

CECS Cost Recovery                19        19       19         19       19        19       19       19
CECS Profit Share                 36       216      396        396      756       836     1116     1236

TEPUAL Cost Recovery             370       440      490        540      590       640      690      740
TEPUAL Profit Share               55       325      595        865     1135      1405     1675     1945

SECOND: The parties agree to coordinate their public and private communications in order to obtain public image and corporate good image of TEPUAL and CECS.

THIRD: The parties agree to maintain constant communication regarding the situation of the project and they are committed to share analysis, options, decisions and alternatives regarding the development and marketing of the system.

FOURTH: The parties agree that complement agreement is part of the original Agreement signed on March 14, 1994. All the clauses of the Agreement will be respected.


/s/ Ramon Latorre De La Cruz                         /s/ Max Rutman Soubotnick
----------------------------                         -------------------------
Ramon LaTorre De La Cruz                             Max Rutman Soubotnick
CECS                                                 TEPUAL S.A.


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